EXHIBIT 5.1

                               ANN PORATH, ESQ.
                          12773 W. FOREST HILL BLVD.
                            WELLINGTON, FL 33414



April 5, 2005

Federal Mortgage Corp. of Puerto Rico, Inc.
444 Park Forest Way
Wellington, FL 33414

Ladies and Gentlemen:

     You have requested our opinion as counsel for Federal Mortgage Corp. of Puerto Rico, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of 1,000,000 shares issued to eight consultants in accordance with the consulting agreements.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about April
5, 2005 (the "Registration Statement").   We further have examined the
Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        /s/ Ann Porath, Esq.
                                        Ann Porath, Attorney at Law